EXHIBIT 5.1

[Shearman & Sterling LLP Letterhead]

April 8, 2009

Merrill Lynch Depositor, Inc.
c/o Merrill Lynch & Co., Inc.
World Financial Center
New York, New York 10281

Registration Statement on Form S-3

Ladies and Gentlemen:

We are acting as counsel to Merrill Lynch Depositor, Inc., a Delaware corporation (the “Depositor”), in connection with the Registration Statement on Form S-3 No. 333-______ (such registration statement and any amendments thereto, the “Registration Statement”) being filed by the Depositor with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the offering from time to time, as set forth in the prospectus contained in the Registration Statement (the “Prospectus”) and as to be set forth in one or more supplements to the Prospectus (each a “Prospectus Supplement”), of PPLUS and INDEXPLUS Trust Certificates (the “Certificates”) with an aggregate issue price set forth in the Registration Statement.

The Certificates will be issued from time to time in one or more series (each, a “Series”), and may be issued in classes within any given series, with each series to be issued by a New York trust (each, a “Trust”) to be formed pursuant to the Standard Terms for Trust Agreements between the Depositor and the Trustee (the “Standard Terms”) and, in each case, a supplement to the Standard Terms relating to each such series (each a “Series Supplement” and together with the Standard Terms, a “Trust Agreement”).  With respect to each series issued by a Trust, the Certificates will be issued pursuant to a Trust Agreement.

In that connection, we have reviewed originals or copies of the following documents:

(a)           the form of Standard Terms; and

(b)           the form of Certificates.

The documents described in the foregoing clauses (a) and (b) are collectively referred to herein as the “Opinion Documents.”

We have also reviewed originals or copies of such corporate records of the Depositor and agreements and other documents as we have deemed necessary as a basis for the opinion expressed below.

In our review of the Opinion Documents and other documents, we have assumed:

(a)           The genuineness of all signatures.

(b)           The authenticity of the originals of the documents submitted to us.

(c)           The conformity to authentic originals of any documents submitted to us as copies.

We have not independently established the validity of the foregoing assumptions.

“Generally Applicable Law” means the federal law of the United States of America, and the law of the State of New York (including the rules or regulations promulgated thereunder or pursuant thereto), that a New York lawyer exercising customary professional diligence would reasonably be expected to recognize as being applicable to the Depositor and any Trust, the Opinion Documents or the transactions governed by the Opinion Documents.  Without limiting the generality of the foregoing definition of Generally Applicable Law, the term “Generally Applicable Law” does not include any law, rule or regulation that is applicable to the Depositor or any Trust, the Opinion Documents or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Opinion Documents or any of its affiliates due to the specific assets or business of such party or such affiliate.

Based on the foregoing and upon such other investigation as we have deemed necessary and subject to the qualifications set forth below, we are of the opinion that when (i) the final terms of the Certificates of a Series have been duly established and approved by or pursuant to authorization of the Board of Directors of the Depositor, (ii) the Opinion Documents relating to such series have each been duly completed, executed and delivered by the parties thereto substantially in the form filed as an exhibit to the Registration Statement reflecting the terms established as described above, and (iii) such Certificates have been duly authorized, executed and issued by the related Trust and authenticated by the Trustee, and delivered to and paid for by the purchasers thereof, all in accordance with the terms and conditions of the related Opinion Documents and the related Series Supplement and in the manner described in the Registration Statement, such Certificates will constitute the valid and legally binding obligations of the related Trust enforceable against such Trust in accordance with their terms.

Our opinion expressed above is subject to the following qualifications:

(a)           Our opinion is subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally (including without limitation all laws relating to fraudulent transfers).

(b)           Our opinion is subject to the effect of general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).

(c)           Our opinion is limited to Generally Applicable Law and we do not express any opinion herein concerning any other law.

This opinion letter speaks only as of the date hereof.  We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact, that may occur after the date of this opinion letter that might affect the opinions expressed herein.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name therein and under the headings “Legal Opinions” in the Prospectus and the related Prospectus Supplement.

Very truly yours,

/s/ Shearman & Sterling LLP

SKF/CAR/ASM/JSG
RE